Exhibit 99.1

ISSI Announces First Quarter Fiscal Year 2005 Results

Reduction in Force in Coming Quarter

          SANTA CLARA, Calif., Jan. 25 /PRNewswire-FirstCall/ -- Integrated Silicon Solution, Inc. (Nasdaq: ISSI) today reported its financial results for the first fiscal quarter ended December 31, 2004.

          Revenues in the first quarter of fiscal 2005 were $30.6 million, compared with $40.3 million in the first quarter of the prior year and $31.1 million in the quarter ended September 30, 2004.  The Company reported a net loss for the first fiscal quarter of 2005 of ($13.3) million or ($0.37) per diluted share. This includes a write down of inventory in accordance with Generally Accepted Accounting Principals (GAAP) of $9.6 million or ($0.26) per share.  These results compare with a net profit for the December 2003 quarter of $0.9 million or $0.03 per share on a diluted share basis, and a net loss of ($15.6) million or ($0.43) per share on a diluted share basis in the September 2004 quarter.

          The Company also announced that it will reduce its US workforce and rely more on its Taiwan and China workforce.  The US workforce will be reduced from levels at the end of the December 2004 quarter by approximately 30% by March 31, 2005.

          “Although unit volumes matched our expectations, we experienced pricing pressure throughout the quarter. We believe the market has now begun to stabilize,” said Jimmy Lee, ISSI’s Chairman and CEO.  “We are taking steps to reduce our expenses.”  Earlier today ISSI also announced its intent to acquire ICSI in Taiwan.

          About the Company
          ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) digital consumer electronics, (ii) networking, (iii) mobile communications and (iv) automotive electronics. The Company’s primary products are high speed and low power SRAM and low and medium density DRAM. The Company also designs and markets EEPROM, wireless chipsets, SmartCards and is developing selected non- memory products focused on its key markets. ISSI is headquartered in Silicon Valley with worldwide offices in China, Europe, Hong Kong, India, Korea and Taiwan. Visit our web site at www.issi.com.

          Safe Harbor Statement
          The statements in this press release regarding our reduction in US workforce, reliance on Taiwan and China workforce, our belief that the market has begun to stabilize, and our steps to reduce our expenses are forward- looking statements that are subject to risks.  Actual results may differ materially from current expectations due to many factors, including our inability to effectively transfer work assignments to Asia, our inability to reduce operating expenses, and de-stabilizing events in the marketplace. Further, ISSI could have our actual results differ from current expectations due to reductions in average selling prices, manufacturing yields, order cancellations, order rescheduling, decreasing demand, product warranty claims, competition, the level and value of inventory held by OEM customers, or other factors.  Stockholders of ISSI are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made.  ISSI does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances, or new information after this January 25, 2005 press release, or to reflect the occurrence of unanticipated events.  Further information that could affect the Company’s results is detailed in ISSI’s periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10K for the fiscal year ended September 30, 2004.

Integrated Silicon Solution, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,

	2004	2003

Net sales	$30,575	$40,255
Cost of sales	36,351	31,303
Gross profit (loss)	(5,776)	8,952
Operating Expenses:
Research and development	5,090	4,540
Selling, general and administrative	4,221	3,891
Total operating expenses	9,311	8,431
Operating income (loss)	(15,087)	521
Other income (expense), net	606	96
Gain on sale of other investments	2,370	—
Income (loss) before income taxes, minority interest and equity in net loss of affiliated companies	(12,111)	617
Provision for income taxes	1	12
Income (loss) before minority interest and equity in net loss of affiliated companies	(12,112)	605
Minority interest in net loss of consolidated subsidiary	95	—
Equity in net income (loss) of affiliated companies	(1,314)	290
Net income (loss)	$(13,331)	$895
Basic net income (loss) per share	$(0.37)	$0.03
Shares used in basic per share calculation	36,231	28,649
Diluted net income (loss) per share	$(0.37)	$0.03
Shares used in diluted per share calculation	36,231	31,935

Integrated Silicon Solution, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2004	September 30, 2004

	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$24,290	$17,015
Restricted cash	—	1,500
Short-term investments	102,150	120,450
Accounts receivable	19,134	26,733
Inventories	51,656	44,718
Other current assets	1,090	1,541
Total current assets	198,320	211,957
Property, equipment, and leasehold improvements, net	5,529	5,622
Other assets	91,724	83,285
Total assets	$295,573	$300,864
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$31,092	$30,493
Accrued compensation and benefits	2,521	2,431
Accrued expenses	4,741	4,903
Total current liabilities	38,354	37,827
Minority interest	2,509	—
Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	337,075	336,524
Accumulated deficit	(107,174)	(93,843)
Unearned compensation	(195)	(218)
Accumulated comprehensive loss	25,000	20,570
Total stockholders’ equity	254,710	263,037
Total liabilities and stockholders’ equity	$295,573	$300,864

(1) Derived from audited financial statements.

SOURCE  Integrated Silicon Solution, Inc.
          -0-                                              01/25/2005
          /CONTACT:  Suzanne Weaver, Investor Relations, +1-408-969-4774, or ir@issi.com, or Gary L. Fischer, President & COO, +1-408-969-4612, or ir@issi.com, both of ISSI/
          /Web site:  http://www.issi.com /